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                                                                     Exhibit 5.1

                        LEGAL OPINION OF LATHAM & WATKINS

                                 April 16, 2002


Sabre Holdings Corporation
3150 Sabre Drive
Southlake, Texas 76092

         Re:    Registration Statement on Form S-8 of Sabre Holdings Corporation

Ladies and Gentlemen:

            In connection with the preparation and filing by Sabre Holdings Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance by the Company of up to an aggregate of 4,831,363 shares (the "Shares") of the Company's Class A Common Stock, par value $.01 per share, pursuant to the Option Plans and Purchase Plans (as both terms are defined below), you have requested our opinion with respect to the matters set forth below. For purposes of this opinion, (a) "Option Plans" shall mean the Travelocity Holdings, Inc. Amended 1999 Long-Term Incentive Plan, as amended, and the Travelocity.com LP Second Amended 1999 Long-Term Incentive Plan, as amended, and (b) "Purchase Plans" shall mean the Travelocity Holdings, Inc. Employee Stock Purchase Plan, as amended, and the Travelocity.com LP Employee Stock Purchase Plan, as amended.

            In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

            In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

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April 15, 2002
Page 2

            We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agency within any state.

            Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when (a) issued and sold upon exercise of the options for such Shares and payment of the exercise price therefor as contemplated by the Option Plans and any Agreement (as defined in the Option Plans) relating thereto or (b) duly awarded and issued upon satisfaction of rights to purchase such Shares in accordance with the terms of the Purchase Plans, such Shares will be validly issued, fully paid and nonassessable.

            We consent to your filing this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ Latham & Watkins